UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 27, 2006

VERSANT CORPORATION
(Exact name of Registrant as Specified in its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-28540	94-3079392
(Commission File Number)	(I.R.S. Employer Identification Number)

6539 Dumbarton Circle
Fremont California 94555
(Address of Principal Executive Offices, including Zip Code)

(510) 789-1500
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17  CFR 240.14d-2(b)).

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02.                        Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On June 27, 2006, Versant Corporation (“Versant” or the “Company”) appointed Jerry Wong to the positions of Vice President, Finance, Chief Financial Officer and Secretary of the Company.

Prior to his appointment to these positions with Versant, from March 2003 to December 2005 Mr. Wong, age 54, served as Chief Financial Officer and a consultant for Companion Worlds, Inc., a privately held company that provides technology enabling instructional content for mobile digital devices. From March 2004 to June 2006 Mr. Wong also served as a financial consultant for Vega Vista, Inc., a privately held company developing solutions for accessing and interacting with rich content on small displays. From January 2000 to the present Mr. Wong has served as an independent trustee for Firsthand Mutual Funds and also served for four years as chairperson of the Fund’s audit committee. From 1995 to October 2002 Mr. Wong was Vice President of Finance for Poet Software Corporation and Poet Holdings, Inc. and from 2000 to October 2002 he was Executive VP of U.S. operations for Poet Software Corporation, an affiliate of Poet Holdings, Inc. Poet Holdings, Inc. was a provider of object-oriented database and e-catalog solutions that merged with Versant in March of 2004. Mr. Wong holds a B.S. degree in Business Administration from the University of San Francisco.

Mr. Wong’s initial salary will be at the annual rate of $170,000 per year and in fiscal 2006 he will be entitled to earn a contingent cash bonus of subject to his achievement of certain objectives. The maximum amount of such bonus for fiscal 2006 will be approximately $14,000 (which represents a prorated amount of $40,000 based on the time during which Mr. Wong would be employed if he is employed from his hire date until October 31, 2006, the close of the Company’s 2006 fiscal year). In addition, in connection with his hiring by Versant, Mr. Wong was granted a stock option to purchase up to 15,000 shares of Versant’s Common Stock on standard terms (including standard vesting terms) under Versant’s Equity Incentive Plan.

Upon Mr. Wong’s assumption of the offices of Vice President, Finance, Chief Financial Officer and Secretary, Jochen Witte, Versant’s Chief Executive Officer, ceased to hold these positions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERSANT CORPORATION

Date: June 30, 2006	By:	/s/ Jochen Witte
Jochen Witte, Chief Executive Officer